Exhibit 99.1

NEWS RELEASE	1101 E. Arapaho Road
Richardson, TX 75081
972-234-6400 tel
972-234-1467 fax

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Jay Barbour, Vice President of Marketing

972.664.8107, jbarbour@intrusion.com

Intrusion Inc. Announces Nasdaq Capital Market Listing Deficiency

Richardson, Texas – May 22, 2006 – Intrusion Inc. (NasdaqSC: INTZ), (“Intrusion”) announced today that it has received notice from the staff at the Nasdaq Listing Qualifications Department of non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) which requires Intrusion to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As of March 31, 2006, Intrusion’s stockholders’ equity was approximately $1,657,000, and it also did not meet the minimum market value or net income requirements.

The Nasdaq Staff is reviewing Intrusion’s eligibility for continued listing on the Nasdaq Capital Market. To facilitate this review, on or before June 2, 2006, Intrusion must provide a plan to achieve and sustain compliance with all Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. Intrusion intends to submit its plan on or before such date and to explore reasonable avenues to preserve its Nasdaq listing. If, after the conclusion of the Nasdaq Staff’s review of Intrusion’s plan to achieve and maintain listing compliance, the Nasdaq Staff believes the plan does not adequately address the deficiency issue, it will notify Intrusion that its securities will be delisted from the Nasdaq Capital Market. At that time Intrusion may appeal the Nasdaq Staff’s decision to a Nasdaq Listing Qualifications panel.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions. Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location system, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance, including, without limitation, statements relating to Intrusion’s intention to submit a compliance plan and pursue continued Nasdaq listing. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, risks associated with the uncertainty of compliance plan, Intrusion’s ability to remain listed on the Nasdaq Capital Market, its ability to execute on any proposed compliance plan and its ability to comply with all Nasdaq’s continued listing requirements in the future, as well as other risks and uncertainties identified in its Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Copies of these filings can be obtained from Intrusion’s Investor Relations department.